090401

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120417566-34
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 06/14/2012 8:49 AM
	Entity Number C22155-1998

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Flux Power Holdings, Inc.

2. Description of the original document for which correction is being made:

Articles of Incorporation

3. Filing date of the original document for which correction is being made: September 21, 1998

4. Description of the inaccuracy or defect:

Article VII omitted the word "not" when discussing whether shareholders have preemptive rights.

5. Correction of the inaccuracy or defect:

Article VII shall read in its entirety:

"The holders of the Common Stock shall not have preemptive rights as to the stock then and thereafter authorized to be issued, including Treasury Stock."

6. Signature:

X G. A. Cicogna

Authorized Signature	Title *	Date
X G. A. Cicogna	Gianluca Cicogna Mozzoni	May 4, 2012

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Correction
Revised: 3-26-09